Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the preliminary prospectus supplement to the Registration Statements of Asure Software, Inc. on Form S-3 (File Nos. 333-224068 and 333-224088) of our report dated March 17, 2017, with respect to our audits of the special purpose carve-out financial statements of Corporate Payroll Inc. — Payroll Division (a carve-out of Corporate Payroll, Inc.) as of December 31, 2016 and 2015 and for the years then ended, which report is included in the Current Report on Form 8-K/A Amendment No. 1 of Asure Software, Inc. dated January 3, 2017 and filed with the U.S. Securities and Exchange Commission on March 20, 2017. We also consent to the reference to our firm under the heading “Experts” in the Preliminary Prospectus Supplement.

/s/ Marcum LLP

Marcum LLP

Irvine, California

June 13, 2018